NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
FIRST-QUARTER 2014 RESULTS

HIGHLIGHTS

•	Net income attributable to common stock for first-quarter 2014 totaled $1.1 million, $0.14 per share, compared with $1.2 million, $0.14 per share, for first-quarter 2013.

•
As of March 31, 2014, sales of 152 of the 159 condominium units at the W Austin Residences had closed for $176.0 million (an average of $1.2 million per unit), including two units for $1.7 million (an average of $0.9 million per unit) in first-quarter 2014, compared with 10 units for $14.0 million (an average of $1.4 million per unit) in first-quarter 2013. In April 2014, Stratus sold one unit for $2.7 million, and as of April 30, 2014, six units remain available for sale.

•
Lot sales totaled eight lots for $3.6 million in first-quarter 2014, compared with nine lots for $2.7 million in first-quarter 2013. In April 2014, Stratus sold four lots for $1.7 million and as of April 30, 2014, had five lots under contract.

•	Revenue per available room at the W Austin Hotel was $309 during first-quarter 2014, compared with $278 during first-quarter 2013.

•	ACL Live hosted 45 events during first-quarter 2014, compared with 47 events during first-quarter 2013.

•
Construction of the final two buildings at Parkside Village is expected to be completed in October 2014 and as of March 31, 2014, occupancy of the completed 77,641 square feet was 95 percent. The remaining buildings under development, the 8,043-square-foot building and the 4,500-square-foot building, are fully pre-leased.

•
Stratus' consolidated debt was $153.2 million and consolidated cash was $19.8 million at March 31, 2014, compared with consolidated debt of $151.3 million and consolidated cash of $21.3 million at December 31, 2013.

SUMMARY FINANCIAL RESULTS

	First-Quarter
	2014		2013
	(In Thousands, Except Per Share Amounts)
Revenues	$23,299		$33,459
Operating income	3,348	[a]	3,121
Net income	2,892	[a]	1,831
Net income attributable to Stratus common stock	1,097	[a]	1,153

Diluted net income per share attributable to Stratus common stock	$0.14	[a]	$0.14

Diluted weighted average shares of common stock outstanding	8,101		8,134

a.	Includes income of $0.5 million, $0.07 per share, related to an insurance settlement.

AUSTIN, TX, May 15, 2014 - Stratus Properties Inc. (NASDAQ: STRS) reported net income attributable to common stock of $1.1 million, $0.14 per share, for first-quarter 2014, compared with $1.2 million, $0.14 per share, for first-quarter 2013. The results for first-quarter 2014 included a gain of $0.5 million associated with an insurance settlement and the results for first-quarter 2013 included a gain of $1.5 million associated with the sale of a 16-acre tract of land at Lantana.

William H. Armstrong III, Chairman of the Board, Chief Executive Officer and President of Stratus, stated, “The Austin-area real estate market is very strong and continues to grow in all sectors. In response to the market, we are actively developing projects in Barton Creek, Circle C and Lakeway. In the first quarter, the W Austin Hotel & Residences produced record operating and financial results, supported by the success of South by Southwest and the iTunes Music Festival. Our financial results also continue to benefit from lower debt costs following our successful refinancing efforts.”

W Austin Hotel & Residences. Delivery of condominium units commenced in January 2011. As of March 31, 2014, sales of 152 of the 159 condominium units had closed for $176.0 million.

Revenue per available room at the W Austin Hotel was $309 during first-quarter 2014, compared with $278 during first-quarter 2013. The 251-room hotel, which Stratus believes sets the standard for contemporary luxury in downtown Austin, is managed by Starwood Hotels & Resorts Worldwide, Inc.

Austin City Limits Live at the Moody Theater (ACL Live) hosted 45 events during first-quarter 2014, compared with 47 events during first-quarter 2013. ACL Live currently has events booked through December 2014.

The project has leasable office space, including 9,000 square feet for Stratus' corporate office. As of March 31, 2014, occupancy for the 39,328 square feet of office space was 91 percent, and the 18,362 square feet of leasable retail space was fully leased and occupied.

Parkside Village. Parkside Village, a 90,184-square-foot retail project in the Circle C community in southwest Austin, consists of a 33,650-square-foot full-service movie theater and restaurant, a 13,890-square-foot medical clinic and five other retail buildings, including a 14,926-square-foot building, a 10,175-square-foot building, an 8,043-square-foot building, a 4,500-square-foot building and a stand-alone 5,000-square-foot building. Construction of the final two buildings is expected to be completed in October 2014. As of March 31, 2014, occupancy of the completed 77,641 square feet was 95 percent. The remaining buildings under development, the 8,043-square-foot building and the 4,500-square-foot building, are fully pre-leased.

Lantana. Lantana is a partially developed, mixed-use real estate development project. During March 2013, Stratus sold a 16-acre tract at Lantana for $2.1 million, which had entitlements for approximately 70,000 square feet of office space. As of March 31, 2014, Stratus had entitlements for approximately 485,000 square feet of office and retail use on the remaining 43 acres. Regional utility and road infrastructure is in place with capacity to serve Lantana at full build-out permitted under Stratus' existing entitlements.

Financial Results. Stratus is continuing its development activities and is focused on maximizing long-term property values. Stratus' developed property sales included the following (dollars in thousands):

	First-Quarter
	2014			2013
	Units/Lots	Revenues	Average Cost per Unit/Lot	Units/Lots	Revenues	Average Cost Per Unit/Lot
W Austin Hotel & Residences
Condominium Units	2	$1,720	$698	10	$13,986	$1,217

Barton Creek
Calera:
Verano Drive	3	1,154	187	7	2,049	171
Calera Drive	—	—	—	1	218	131
Amarra Drive:
Phase II Lots	5	2,475	203	—	—	—
Mirador Estate	—	—	—	1	405	264

Total Residential	10	$5,349		19	$16,658

The decrease in developed units/lots sales and revenues in first-quarter 2014 primarily resulted from a decrease in condominium unit sales at the W Austin Residences as inventory has declined. Only seven units remained available for sale at March 31, 2014.

Revenue from the Hotel segment totaled $10.9 million for first-quarter 2014, compared with $10.2 million for first-quarter 2013. Hotel revenues reflect revenues attributable to the W Austin Hotel and primarily include revenues from room reservations and food and beverage sales. The increase in hotel revenues in first-quarter 2014 primarily reflects higher average room rates and food and beverage sales.

Revenue from the Entertainment segment totaled $5.5 million for first-quarter 2014, compared with $3.2 million for first-quarter 2013. Entertainment revenues primarily reflect the results of operations for ACL Live and include the following for ACL Live: ticket sales; revenue from private events; sponsorships, personal seat license sales and suite sales; and sales of concessions and merchandise. The Entertainment segment also includes revenues and costs associated with events hosted at venues other than ACL Live, and the results of the Stageside Productions joint venture formed in October 2012. Revenues from the Entertainment segment will vary from period to period as a result of factors such as the price of tickets and number of tickets sold, as well as the type of event.

Rental revenue from the Commercial Leasing segment totaled $1.7 million for first-quarter 2014, compared with $1.4 million for first-quarter 2013. The increase in rental revenue in first-quarter 2014 primarily reflects increased leasing activity and occupancy of the Parkside Village project and the W Austin Hotel & Residences project.

Stratus is a diversified real estate company engaged in the acquisition, development, management, operation and/or sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties, including the W Austin Hotel & Residences project, located primarily in the Austin, Texas, area.
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CAUTIONARY STATEMENT. This press release contains forward-looking statements in which Stratus discusses factors Stratus believes may affect its future performance. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations related to operational and financial performance, development plans and real estate sales, commercial leasing activities, timeframes for development, construction and completion of our projects, capital expenditures, liquidity and capital resources, results of our business strategy, and other plans and objectives of management for future operations and activities. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to service its debt and the availability of financing, a decrease in the demand for real estate in the Austin, Texas market, changes in economic and business conditions, reduction in discretionary spending by consumers and corporations, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, business opportunities that may be presented to and/or pursued by Stratus, the failure of third parties to satisfy debt service obligations, the failure to complete agreements with strategic partners and/or appropriately manage relationships with strategic partners, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract customers for its developments or such customers’ failure to satisfy their purchase commitments, increases in interest rates, declines in the market value of its assets, increases in operating costs, including real estate taxes and the cost of construction materials, changes in external perception of the W Austin Hotel, changes in consumer preferences, changes in laws, regulations or the regulatory environment affecting the development of real estate, weather-related risks and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2013.

Investors are cautioned that many of the assumptions on which Stratus' forward-looking statements are based are subject to change after its forward-looking statements are made. Further, Stratus may make changes to its business plans that could or will affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements, except as required by law.

A copy of this release is available on Stratus' website, www.stratusproperties.com.
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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2014	2013
Revenues:
Real estate operations	$5,431	$18,862
Hotel	10,812	10,079
Entertainment	5,487	3,208
Commercial leasing	1,569	1,310
Total revenues	23,299	33,459
Cost of sales:
Real estate operations	3,818	15,952
Hotel	7,632	7,274
Entertainment	4,021	2,456
Commercial leasing	701	662
Depreciation	2,247	2,230
Total cost of sales	18,419	28,574
Insurance settlement	(530)	—
General and administrative expenses	2,062	1,764
Total costs and expenses	19,951	30,338
Operating income	3,348	3,121
Interest expense, net	(849)	(2,299)
Loss on interest rate cap agreement	(81)	—
Other income, net	19	1,250	[a]
Net income before income taxes and equity in unconsolidated affiliates' income (loss)	2,437	2,072
Equity in unconsolidated affiliates' income (loss)	681	(38)
Provision for income taxes	(226)	(203)
Net income	2,892	1,831
Net income attributable to noncontrolling interest in subsidiaries	(1,795)	(678)
Net income attributable to Stratus common stock	$1,097	$1,153

Basic and diluted net income per share attributable to Stratus common stock	$0.14	$0.14

Weighted-average shares of common stock outstanding:
Basic	8,050	8,105
Diluted	8,101	8,134

a.	Includes $0.7 million of interest collected in connection with a municipal utility district reimbursement and $0.5 million for a gain on recovery of land previously sold.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	March 31, 2014		December 31, 2013
ASSETS
Cash and cash equivalents	$19,760	[a]	$21,307
Restricted cash	3,145		5,077
Real estate held for sale	24,026		18,133
Real estate under development	76,660		76,891
Land available for development	21,567		21,404
Real estate held for investment	180,675		182,530
Investment in unconsolidated affiliates	3,833		4,427
Other assets	18,213		17,174
Total assets	$347,879		$346,943

LIABILITIES AND EQUITY
Accounts payable	$6,494		$5,143
Accrued liabilities	5,602		9,360
Debt	153,241		151,332
Other liabilities and deferred gain	12,208		11,792
Total liabilities	177,545		177,627

Commitments and contingencies

Equity:
Stratus stockholders' equity:
Common stock	91		91
Capital in excess of par value of common stock	203,822		203,724
Accumulated deficit	(59,627)		(60,724)
Accumulated other comprehensive loss	(167)		(22)
Common stock held in treasury	(20,174)		(19,448)
Total Stratus stockholders' equity	123,945		123,621
Noncontrolling interests in subsidiaries[b]	46,389		45,695
Total equity	170,334		169,316
Total liabilities and equity	$347,879		$346,943

a.	Includes $2.5 million available to Stratus, $1.1 million available to the Parkside Village project and $16.2 million available to the W Austin Hotel & Residences project.

b.	Primarily relates to Canyon-Johnson's interest in the W Austin Hotel & Residences project.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Three Months Ended
	March 31,
	2014	2013
Cash flow from operating activities:
Net income	$2,892	$1,831
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	2,247	2,230
Cost of real estate sold	2,584	12,585
Stock-based compensation	98	71
Equity in unconsolidated affiliates' (income) loss	(681)	38
Deposits	(603)	(225)
Purchases and development of real estate properties	(7,991)	(3,668)
Recovery of land previously sold	—	(485)
Municipal utility districts reimbursement	—	208
Decrease (increase) in other assets	881	(2,369)
Decrease in accounts payable, accrued liabilities and other	(1,904)	(529)
Net cash (used in) provided by operating activities	(2,477)	9,687

Cash flow from investing activities:
Capital expenditures	(488)	(70)
Return of investment in unconsolidated affiliate	1,275	—
Net cash provided by (used in) investing activities	787	(70)

Cash flow from financing activities:
Borrowings from credit facility	3,500	3,000
Payments on credit facility	(1,171)	(9,447)
Borrowings from project loan	—	9
Payments on project and term loans	(420)	(227)
Noncontrolling interests distributions	(1,040)	(103)
Repurchase of treasury stock	(536)	(371)
Net payments for stock-based awards	(190)	(73)
Net cash provided by (used in) financing activities	143	(7,212)
Net (decrease) increase in cash and cash equivalents	(1,547)	2,405
Cash and cash equivalents at beginning of year	21,307	12,784
Cash and cash equivalents at end of period	$19,760	$15,189

III

BUSINESS SEGMENTS
Stratus currently has four operating segments: Real Estate Operations, Hotel, Entertainment and Commercial Leasing.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consist of its properties in the Barton Creek community, the Circle C community and Lantana, and the condominium units at the W Austin Hotel & Residences project.

The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences project.

The Entertainment segment includes ACL Live, a live music and entertainment venue and production studio at the W Austin Hotel & Residences project. In addition to hosting concerts and private events, this venue is the home of Austin City Limits, a television program showcasing popular music legends. The Entertainment segment also includes revenues and costs associated with events hosted at other venues, and the results of the Stageside Productions joint venture formed in October 2012.

The Commercial Leasing segment includes the office and retail space at the W Austin Hotel & Residences project, a retail building and a bank building in Barton Creek Village, and 5700 Slaughter and the Parkside Village project, which are both in the Circle C community.

Segment data presented below was prepared on the same basis as Stratus' consolidated financial statements (in thousands).

	Real Estate Operations[a]	Hotel	Entertainment	Commercial Leasing	Eliminations and Other[b]	Total
Three Months Ended March 31, 2014:
Revenues:
Unaffiliated customers	$5,431	$10,812	$5,487	$1,569	$—	$23,299
Intersegment	23	130	7	123	(283)	—
Cost of sales, excluding depreciation	3,870	7,632	4,069	725	(124)	16,172
Depreciation	56	1,473	319	435	(36)	2,247
Insurance settlement	(530)	—	—	—	—	(530)
General and administrative expenses	1,628	72	27	501	(166)	2,062
Operating income	$430	$1,765	$1,079	$31	$43	$3,348
Capital expenditures[c]	$7,991	$49	$32	$407	$—	$8,479
Total assets at March 31, 2014	141,617	113,742	49,846	48,834	(6,160)	347,879

Three Months Ended March 31, 2013:
Revenues:
Unaffiliated customers	$18,862	$10,079	$3,208	$1,310	$—	$33,459
Intersegment	14	82	8	131	(235)	—
Cost of sales, excluding depreciation	15,980	7,280	2,489	682	(87)	26,344
Depreciation	64	1,477	307	419	(37)	2,230
General and administrative expenses	1,503	74	23	302	(138)	1,764
Operating income	$1,329	$1,330	$397	$38	$27	$3,121
Capital expenditures[c]	$3,668	$1	$9	$60	$—	$3,738
Total assets at March 31, 2013	167,496	118,479	44,795	47,081	(6,686)	371,165

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes eliminations of intersegment amounts, including the deferred development fee income between Stratus and the joint venture with Canyon-Johnson.

c.	Also includes purchases and development of residential real estate held for sale.

IV